UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2013

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Idaho Electric and Natural Gas General Rate Cases
On February 6, 2013, Avista Corporation (Avista Corp. or the Company) and certain other parties filed a settlement agreement with the Idaho Public Utilities Commission (IPUC) with respect to Avista Corp.'s electric and natural gas general rate cases. Parties to the settlement agreement include the staff of the IPUC, Clearwater Paper Corporation, Idaho Forest Group, LLC, the Idaho Conservation League, and the Company. Community Action Partnership Association of Idaho (CAPAI), a low-income customer advocacy group, and the Snake River Alliance did not join in the settlement agreement. This settlement agreement is subject to approval by the IPUC and would conclude the proceedings related the general rate requests filed by the Company on October 11, 2012. New rates would be implemented in two phases: April 1, 2013 and October 1, 2013.

The settlement agreement proposes that, effective April 1, 2013, Avista Corp. shall be authorized to implement base rate changes designed to increase its annual revenues from Idaho natural gas customers by $3.1 million (or 4.9 percent on average). There would be no change in base electric rates on April 1, 2013. However, the settlement agreement would provide for the recovery of the costs of the Palouse Wind Project through the Power Cost Adjustment mechanism beginning April 1, 2013.

The settlement agreement also proposes that, effective October 1, 2013, Avista Corp. will be authorized to implement base rate changes designed to increase its annual revenues from Idaho natural gas customers by $1.3 million (or 2.0 percent on average). A credit resulting from deferred natural gas costs of $1.6 million would be returned to the Company's Idaho natural gas customers from October 1, 2013 through December 31, 2014, so the net annual average natural gas rate increase to natural gas customers effective October 1, 2013 would be 0.3 percent.

Further, the settlement proposes that, effective October 1, 2013, Avista Corp. will be authorized to implement base rate changes designed to increase its annual revenues from Idaho electric customers by $7.8 million (or 3.1 percent on average). A $3.9 million credit resulting from a payment to be made to Avista Corp. by the Bonneville Power Administration relating to its prior use of Avista Corp.'s transmission system would be returned to Idaho electric customers from October 1, 2013 through December 31, 2014, so the net annual average electric rate increase to electric customers effective October 1, 2013 would be 1.9 percent.

The $1.6 million credit to Idaho natural gas customers and the $3.9 million credit to Idaho electric customers would not impact the Company's net income.

Also included in the settlement agreement is a provision that Avista Corp. may file a general rate case in Idaho in 2014;
however, new rates resulting from the filing would not take effect prior to January 1, 2015.

The Company's original request filed with the IPUC in October 2012 was for an electric rate increase of 4.6 percent, which was designed to increase annual revenues by $11.4 million. The Company also requested to increase natural gas rates by an average of 7.2 percent, which was designed to increase annual revenues by $4.6 million. The electric and natural gas filings reflected a proposed common equity ratio of 50.0 percent and a 10.9 percent return on equity. The settlement agreement provides for an authorized return on equity of 9.8 percent and an equity ratio of 50.0 percent.

The settlement also includes an after-the-fact earnings test for 2013 and 2014, such that if Avista Corp., on a consolidated basis for electric and natural gas operations in Idaho, earns more than a 9.8 percent return on equity, Avista Corp. would refund to customers 50 percent of any earnings above the 9.8 percent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	February 11, 2013	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer